Exhibit 99.1
GMX RESOURCES INC.
FOR IMMEDIATE RELEASE
FOR ADDITIONAL INFORMATION CONTACT:

Ken L. Kenworthy, Sr.	Ken L. Kenworthy, Jr.
Executive V. P., CFO	President, CEO
405.600.0711 x316	405.600.0711 x311
GMX RESOURCES INC. Announces 117% Production Growth in 2Q07; 113% Production Growth in 1H07; 96% Growth Projected in 3Q07; First 20 Acre Pilot Test in Cotton Valley Sand Produced 31,700 mcfe in 1st Month; 14 – 20 Acre Wells Possible for 2007 in JV & 100% Areas and Daily Production Rate 24.5 mmcfe; Presentation at A.G. Edwards E&P Conference on July 17, 2007
Oklahoma City, Oklahoma, Monday, July 16, 2007 GMX RESOURCES INC., NASDAQ GSM: ‘GMXR’; (visit www.gmxresources.com to view the most recent Company presentation and for more information on the Company) today announces that the 2Q07 production was 2 BCFE, a 117% growth from 2Q06 and 1H07 production was 3.8 BCFE, which is 113% growth from 1H06. The company also is providing guidance of 2.25 BCFE for 3Q07, which represents 96% growth potential from 3Q06. Ken Kenworthy, Jr. CEO of GMXR stated; “We are on track for 100% production growth for 2007 vs. 2006, we remain 100% successful in our development and have drilled only 21% of the 40 Acre wells available on our properties. The 1st 20 acre pilot well has produced 31,700 mcfe in its 1st month, which is above average for our Cotton Valley Sand wells, and none of the offset wells’ production have been impacted by the well to date. We have planned at least 5 more 20 acre pilot tests this year in the field and our JV partner Penn Virginia Oil & Gas, L.P. (PVOG), a subsidiary of Penn Virginia Corporation (NYSE: PVA) in 2Q07 is permitting 8 – 20 acre down-spaced wells. We continue to be very encouraged by our pilot well’s production and other East Texas Cotton Valley operator’s successes in the area on down-spacing, but the future pilot program production performance will be our guide to fully evaluate the ultimate value and risks associated with 20 acre down-spacing.”
2Q07 Operational Update
In the 2nd quarter, 24 gross/14 net wells were drilled into the Cotton Valley ‘Taylor’ Sand (CVS). The current 7 day net production average for the Company is 24.5 mmcfepd. GMXR’s development in the Carthage, North Field for the quarter was all vertical 10,000 foot CVS wells with multiple stage completions; much of the same is planned for the 3rd quarter of 2007, including GMXR’s and PVA/GMXR JV planned 20 acre pilot wells. Travis Peak wells and JV50% Area Bossier and CVS horizontal wells are still being discussed.
GMXR will be a first time presenter at the A. G. Edwards E & P Conference in New York this week. The Company’s presentation for the conference will be web cast live on July 17, 2007 at 9:30 am EST. A link to the live presentation will be available on the Company’s web site www.gmxresources.com. An on-demand replay of the web cast will be available on GMXR’s website for 30 days.

GMX RESOURCES INC. is a rapidly growing, E & P company with high quality unconventional gas resources, currently drilling with 7 rigs in its Cotton Valley (CV) Gas Resource Play on the Sabine Uplift; Carthage, North Field, East Texas, Panola & Harrison County, developing its Upper CV “Tight Gas Sands”; 173 gross/90.58 net producers and Lower CV Bossier “Gas Shales”, also containing Travis Peak/Hosston Sands & Pettit Sands and Limes. The Company has experienced a 100% success rate in this development. These key resource layers provide repeatable organic growth for the Company; Core Area 99% of NAV; 94% Natural Gas. Headquartered in Oklahoma City, Oklahoma, GMXR has interests in 221 gross/127.62 net producing wells and operates 62% of its production. The Company’s strategy is to develop its resource play with 7-8 rigs, increase production, grow its natural gas reserves and continue to build shareholder value.
This press release includes certain statements that may be deemed to be “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. They include statements regarding the Company’s financing plans and objectives, drilling plans and objectives, related exploration and development costs, number and location of planned wells, reserve estimates and values, statements regarding the quality of the Company’s properties and potential reserve and production levels. These statements are based on certain assumptions and analysis made by the Company in light of its experience and perception of historical trends, current conditions, expected future developments, and other factors it believes appropriate in the circumstances, including the assumption that there will be no material change in the operating environment for the company’s properties. Such statements are subject to a number of risks, including but not limited to commodity price risks, drilling and production risks, risks relating to the Company’s ability to obtain financing for its planned activities, risks related to weather and unforeseen events, governmental regulatory risks and other risks, many of which are beyond the control of the Company. Reference is made to the company’s reports filed with the Securities and Exchange Commission for a more detailed disclosure of the risks. For all these reasons, actual results or developments may differ materially from those projected in the forward-looking statements.